                                                                  EXHIBIT (c)(1)

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF FEBRUARY 13, 1998

                                     AMONG

                               BERTUCCI'S, INC.,

                                TEN IDEAS, INC.,

                                      AND

                          TEN IDEAS ACQUISITION CORP.

ARTICLE I
    THE MERGER.........................................................................          1
        SECTION 1.1. THE MERGER........................................................          1
        SECTION 1.2. CLOSING...........................................................          2
        SECTION 1.3. EFFECTIVE TIME....................................................          2
        SECTION 1.4. EFFECTS OF THE MERGER.............................................          2
        SECTION 1.5. CERTIFICATE OF INCORPORATION; BY-LAWS.............................          2
        SECTION 1.6. DIRECTORS.........................................................          3
        SECTION 1.7. OFFICERS..........................................................          3
        SECTION 1.8. TRANSFER OF SHARES TO PARENT......................................          3
ARTICLE II.............................................................................          3
    EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT CORPORATIONS.............          3
        SECTION 2.1. EFFECT ON CAPITAL STOCK...........................................          3
        SECTION 2.2. STOCK OPTIONS.....................................................          4
        SECTION 2.3. EXCHANGE OF CERTIFICATES..........................................          6
ARTICLE III............................................................................          8
    REPRESENTATIONS AND WARRANTIES.....................................................          8
        SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................          8
        SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..................         14
ARTICLE IV.............................................................................         17
    COVENANTS RELATING TO CONDUCT OF BUSINESS..........................................         17
        SECTION 4.1. CONDUCT OF BUSINESS OF THE COMPANY................................         17
        SECTION 4.2. OTHER ACTIONS.....................................................         19
ARTICLE V..............................................................................         19
    ADDITIONAL AGREEMENTS..............................................................         19
        SECTION 5.1. MEETING OF STOCKHOLDERS...........................................         19
        SECTION 5.2. PROXY STATEMENT; SCHEDULE 13E-3...................................         19
        SECTION 5.3. ACCESS TO INFORMATION; CONFIDENTIALITY............................         21
        SECTION 5.4. COMMERCIALLY REASONABLE EFFORTS...................................         21
        SECTION 5.5. FINANCING.........................................................         21
        SECTION 5.6. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE...............         22
        SECTION 5.7. PUBLIC ANNOUNCEMENTS..............................................         23
        SECTION 5.8. ACQUISITION PROPOSALS.............................................         24
        SECTION 5.9. STOCKHOLDER LITIGATION............................................         25
        SECTION 5.10. BOARD ACTION RELATING TO STOCK OPTION PLANS......................         25
        SECTION 5.11. CONSENTS AND APPROVALS...........................................         25
        SECTION 5.12. FINANCIAL STATEMENTS.............................................         26
        SECTION 5.13. REPAYMENT OF INDEBTEDNESS........................................         26
ARTICLE VI.............................................................................         26
    CONDITIONS PRECEDENT...............................................................         26
        SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER........         26
        SECTION 6.2. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB.......................         27
        SECTION 6.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY..........................         28

ARTICLE VII............................................................................         29
    TERMINATION, AMENDMENT AND WAIVER..................................................         29
        SECTION 7.1. TERMINATION.......................................................         29
        SECTION 7.2. EFFECT OF TERMINATION.............................................         30
        SECTION 7.3. AMENDMENT.........................................................         33
        SECTION 7.4. EXTENSION; WAIVER.................................................         33
        SECTION 7.5. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER.........         33
ARTICLE VIII...........................................................................         33
    GENERAL PROVISIONS.................................................................         33
        SECTION 8.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.....................         33
        SECTION 8.2. FEES AND EXPENSES.................................................         34
        SECTION 8.3. DEFINITIONS.......................................................         34
        SECTION 8.4. NOTICES...........................................................         34
        SECTION 8.5. INTERPRETATION....................................................         35
        SECTION 8.6. COUNTERPARTS......................................................         35
        SECTION 8.7. ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.......................         35
        SECTION 8.8. GOVERNING LAW.....................................................         35
        SECTION 8.9. ASSIGNMENT........................................................         35
        SECTION 8.10. ENFORCEMENT......................................................         36
        SECTION 8.11. SEVERABILITY.....................................................         36

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF FEBRUARY 13, 1998
                                     AMONG
                               BERTUCCI'S, INC.,
                  A MASSACHUSETTS CORPORATION (THE "COMPANY"),
                                TEN IDEAS, INC.,
                       A DELAWARE CORPORATION ("PARENT"),
                                      AND
                          TEN IDEAS ACQUISITION CORP.,
          A MASSACHUSETTS CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF
                                 PARENT ("SUB")

                                  WITNESSETH:

    WHEREAS, the Board of Directors of each of the Company, Parent and Sub has adopted resolutions approving Parent's acquisition of the Company upon the terms set forth in this Agreement and Plan of Merger (the "Agreement");

    WHEREAS, pursuant to this Agreement, Sub shall be merged with and into the Company and the Company shall thereby become a wholly-owned direct subsidiary of Parent (the "Merger");

    WHEREAS, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    WHEREAS, in accordance with applicable law, the Company's Restated Articles of Organization and the terms of this Agreement, the affirmative vote of the holders of at least two-thirds of the outstanding common stock of the Company is required to consummate the Merger;

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Law (the "MBCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

    SECTION 1.2. CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Boston time not later than the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in
Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Posternak, Blankstein & Lund, L.L.P., 100 Charles River Plaza, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

    SECTION 1.3. EFFECTIVE TIME. The parties hereto will file with the Secretary of State of the Commonwealth of Massachusetts (the "Massachusetts Secretary of State") on the date of the Closing (or on such other date as Parent and the Company may agree) articles of merger or other appropriate documents, executed in accordance with the relevant provisions of the MBCL, and make all other filings or recordings required under the MBCL in connection with the Merger. The Merger shall become effective upon the filing of the articles of merger with the Massachusetts Secretary of State, or at such later time as is specified in the articles of merger (the "Effective Time").

    SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 80 of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.5. ARTICLES OF ORGANIZATION; BY-LAWS.

    (a) The Company's Restated Articles of Organization, as in effect at the Effective Time, shall be, from and after the Effective Time, the Articles of Organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The Company's Restated By-laws, as in effect at the Effective Time, shall be, from and after the Effective Time, the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.6. DIRECTORS. The directors of Sub at the Effective Time shall become, from and after the Effective Time, the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.7. OFFICERS. The officers of Sub at the Effective Time shall become, from and after the Effective Time, the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.8. TRANSFER OF SHARES TO PARENT. At or prior to the Effective Time, Joseph Crugnale and the trusts established for the benefit of Mr. Crugnale's children (collectively, the "Crugnale Group") shall transfer to Parent all of the shares of capital stock of the Company held by them. Any transferees of shares of capital stock held by the Crugnale Group on the date of this Agreement shall agree to be bound by the provisions of this Section 1.8.

                                   ARTICLE II

                 EFFECT OF THE MERGER ON THE SECURITIES OF THE
                            CONSTITUENT CORPORATIONS

    SECTION 2.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

    (a) COMMON STOCK OF SUB. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.005 per share, of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of the capital stock of the Company issued or outstanding immediately prior to the Effective Time that is owned by the Company or by Parent or Sub shall be canceled automatically and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

    (c) CONVERSION OF COMPANY SHARES. At the Effective Time, each share of the Common Stock, par value $.005 per share, of the Company (the "Common Stock") that is then issued and outstanding (all such shares of Common Stock being hereinafter referred to collectively as the "Company Shares"), other than (i) shares to be canceled pursuant to subsection 2.1(b) above and (ii) shares held by Dissenting Shareholders (as hereinafter defined) (which shares, in the case of clauses (i) and (ii) above, will not constitute "Company Shares" hereunder), shall be converted into and become the right to receive, upon surrender of the certificate representing such Company Share in accordance with Section 2.3, a payment of $8.00 in cash, without interest thereon (the "Merger Consideration").

    (d) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder (a "Dissenting Shareholder"), if any, who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Section 85 of the MBCL or any successor provision ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such Dissenting Shareholder fails to perfect or otherwise loses or withdraws such Dissenting Shareholder's right to such appraisal, if any. Provided the holder of any Dissenting Shares complies with the provisions of the MBCL, such holder shall have with respect thereto solely the rights provided under Sections 86 through 98, inclusive, of the MBCL. If, after the Effective Time, such Dissenting Shareholder fails to perfect or otherwise loses or withdraws any such right to appraisal, each such share of such Dissenting Shareholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.1. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

    (e) CANCELLATION AND RETIREMENT OF COMMON STOCK. As of the Effective Time, all certificates representing shares of Common Stock, other than certificates representing shares to be canceled in accordance with Section 2.1(b) or Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3.

    SECTION 2.2. STOCK OPTIONS.

    (a) As of the Effective Time, each outstanding, unexercised stock option to purchase shares of Common Stock (a "Company Stock Option") issued under the Company's Amended and Restated 1987 Stock Option Plan (the "1987 Plan"), the 1989 Time Accelerated Restricted Stock Option Plan (the "TARSOP"), the 1993 Stock Option Plan for Non-Employee Directors (the "Director Plan") and the 1997 Stock Option Plan (the "1997 Plan") (collectively, the "Company Stock Option Plans") shall terminate and be canceled and each holder of a Company Stock Option shall be entitled to receive, in consideration therefor, a cash payment from the Company (which payment shall be made as soon as practicable after the Effective Time) equal to the product of (a) the excess, if any, of (x) the Merger Consideration over (y) the per share exercise price of such Company Stock Option, times (b) the number of Eligible Shares (as defined below) subject to such Company Stock Option. Such cash payment shall be net of any required withholding taxes. The term "Eligible Shares" shall mean, (i) with respect to any Company Stock Option granted under the 1987 Plan, the number of shares subject to such option as to which such option shall then be vested and exercisable as of the Effective Date, and (ii) with respect to any Company Stock Option granted under the TARSOP, the Director Plan or the 1997 Plan, the aggregate number of shares that shall then be subject to such option. The Company's obligation to make any such cash payment (1) shall be subject to the obtaining of any necessary consents of optionees to the cancellation of such Company Stock Options, in form and substance satisfactory to Parent, and (2) shall not require any action which violates any of the Company Stock Option Plans. As of the Effective Time, each of the Company Stock Option Plans and the Company's 1992 Employee Stock Purchase Plan (the "ESPP") shall terminate and be of no further force or effect, and the Company shall take such action as shall be necessary to ensure, to Parent's reasonable satisfaction, that no holder of a Company Stock Option or participant in the ESPP will have any right to acquire any interest in the Surviving Corporation under the Company Stock Option Plans or the ESPP.

    (b) Notwithstanding the provisions of Section 2.2(a), at Parent's option, in lieu of canceling the unvested portion of any Company Stock Option granted under the 1987 Plan, Parent may offer to assume such unvested portion or to grant as of the Effective Time a substitute or replacement option to purchase shares of the capital stock of Parent.

    (c) The Company's obligation to make the cash payments specified in Section 2.2(a) with respect to any Company Stock Option shall be reduced to the extent that Parent and the holder of such Company Stock Option shall have mutually agreed, at or prior to the Effective Time, to the assumption of such Company Stock Option by Parent or the grant by Parent of a substitute or replacement stock option, shares of capital stock, stock purchase right or other equity interest issued by Parent.

    SECTION 2.3. EXCHANGE OF CERTIFICATES.

    (a) PAYING AGENT. As of the Effective Time, Sub (or the Company, as the Surviving Corporation) shall deposit, or shall cause to be deposited, with or for the account of a bank, trust company or other agent designated by Sub, which shall be reasonably satisfactory to the Company (the "Paying Agent"), for the benefit of the holders of shares of Common Stock, cash in an aggregate amount equal to the product of (x) the number of Company Shares, times (y) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Paying Agent shall invest the Payment Fund as directed by the Surviving Corporation.

    (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Company Shares shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to the amount of cash which the aggregate number of Company Shares previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to subsection 2.1(c). The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing Company Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed with the signature guaranteed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other tax required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Common Stock, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this subsection 2.3(b), each certificate representing Company Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration to any holder of Company Shares.

    (c) LETTER OF TRANSMITTAL. Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Company Shares which have been converted pursuant to Section 2.1, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to
Section 2.1.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. The Merger Consideration paid upon the surrender for exchange of certificates representing Company Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such certificates, and no holder of Company Shares shall thereby have any equity interest in the Surviving Corporation.

    (e) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing Company Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration.

    (f) NO LIABILITY. None of Parent, Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Company Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(c)), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (g) WITHHOLDING RIGHTS. The Surviving Corporation, Parent or Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as the Surviving Corporation, Parent or Sub is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments with respect to Company Stock Options. To the extent that amounts are so withheld by the Surviving Corporation, Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power and authority and any necessary governmental authority to carry on its business as now being conducted and to own, operate and lease its properties. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect upon
(i) the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries (as defined in subsection 3.1(b) hereof) taken as a whole, or (ii) the transactions contemplated hereby or the legality or validity of this Agreement (a "Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its Restated Articles of Organization and Restated By-laws, as amended to the date of this Agreement.

    (b) SUBSIDIARIES. Section 3.1(b) of the disclosure schedule attached hereto (the "Disclosure Schedule") sets forth the name, jurisdiction of incorporation, capitalization and number of shares of outstanding capital stock of each corporation of which the Company owns, directly or indirectly, a majority of the outstanding capital stock (individually, a "Subsidiary" and, collectively, the "Subsidiaries"). All the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company, beneficially and of record, free and clear of all liens, pledges, encumbrances or restrictions of any kind. No Subsidiary has outstanding any securities convertible into or exchangeable or exercisable for any shares of its capital stock, there are no outstanding options, warrants or other rights to purchase or acquire any capital stock of any Subsidiary, there are no irrevocable proxies with respect to such shares, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Subsidiary or the Company is bound to issue additional shares of the capital stock of a Subsidiary. Except for the Subsidiaries, and as otherwise disclosed in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity interest in any business. Each Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has all requisite corporate power and authority and any necessary governmental authority to carry on its business as it is now being conducted and to own, operate and lease its properties, except where the failure to have such governmental authority would not have a Material Adverse Effect; and (c) is qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions in which (i) the ownership or leasing of real property or the conduct of its business requires such qualification or licensing and (ii) the failure to be so qualified or licensed, either singly or in the aggregate, would have a Material Adverse Effect. The Company has delivered to Parent complete and correct copies of the Articles of Organization or other charter documents and By-laws of each Subsidiary, each as amended to date.

    (c) CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of 200,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), and 15,000,000 shares of Common Stock. As of the date hereof, there are no shares of Preferred Stock issued or outstanding. As of the date hereof, 8,905,121 shares of Common Stock are issued and outstanding, 566,550 shares of Common Stock are reserved for issuance pursuant to outstanding Company Stock Options, and no shares of Common Stock are held by the Company in its treasury. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Section 3.1(c) of the Disclosure Schedule accurately sets forth the number of Company Shares issuable upon exercise of each outstanding Company Stock Option, the vesting schedule thereof, and the applicable exercise price with respect to each such Company Stock Option. Except as set forth in Section 3.1(c) of the Disclosure Schedule, the Company has no outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or (ii) restricts the transfer of Common Stock. Except as set forth in Section 3.1(c) of the Disclosure Schedule, the Company has no outstanding stock appreciation rights, phantom stock or stock equivalents.

    (d) AUTHORITY; ENFORCEABILITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 6.1(a) with respect to the consummation of the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of its stockholders as set forth in Section 6.1(a). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) violate any of the provisions of the Restated Articles of Organization or Restated By-laws of the Company, or (ii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, including any licensing board or agency, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clause (ii) above, singly or in the aggregate, would have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency, board or regulatory authority (a "Governmental Entity"), which has not been received or made, is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of articles of merger with the Massachusetts Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(d) of the Disclosure Schedule.

    (e) FINANCIAL STATEMENTS; SEC REPORTS. The Company has previously furnished Parent and Sub with true and complete copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 28, 1996 (the "Annual Report") filed by the Company with the Securities and Exchange Commission (the "SEC"), (ii) its Quarterly Reports on Form 10-Q for the quarters ended April 19, July 12 and October 4, 1997 (collectively, the "Quarterly Reports" and, together with the Annual Report, the "Reports") filed by the Company with the SEC, (iii) proxy statements relating to all of the Company's meetings of shareholders (whether annual or special) held or scheduled to be held since December 28, 1996 and (iv) each other registration statement, proxy or information statement or current report on Form 8-K filed since December 28, 1996 by the Company with the SEC. Since December 24, 1992, the Company has complied in all material respects with its SEC filing obligations under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"). The financial statements and related schedules and notes thereto of the Company contained in the Reports (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q) applied on a consistent basis except as noted therein, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments, and such financial statements complied as to form as of their respective dates in all material respects with applicable rules and regulations of the SEC. Each such registration statement, proxy statement and Report was prepared in accordance with the requirements of the Securities Act or the Exchange Act and did not, on the date of effectiveness in the case of such registration statements, on the date of mailing in the case of such proxy statements and on the date of filing in the case of such Reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be disclosed in the Reports or as otherwise disclosed in Section 3.1(f) of the Disclosure Schedule, since October 4, 1997 there has not been (1) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of its capital stock; (2) any issuance by the Company, or agreement or commitment of the Company to issue, any shares of its Common Stock or securities convertible into or exchangeable for shares of its Common Stock, except for stock options and stock purchase rights set forth in Section 3.1(c) of the Disclosure Schedule; (3) any change by the Company in accounting methods, principles or practices except as required by generally accepted accounting principles; or (4) any agreement or commitment, whether in writing or otherwise, to take any action described in this subsection 3.1(f). Since October 4, 1997, the Company and the Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past custom and practice, except as contemplated by this Agreement.

    (g) 1997 FINANCIAL INFORMATION. The financial and other information relating to the Company's 1997 fiscal year and fourth fiscal quarter ended December 27, 1997 set forth in Section 3.1(g) of the Disclosure Schedule was prepared in accordance with generally accepted accounting principles applied on a basis consistent with the financial information set forth in the Reports, and fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of December 27, 1997 and the consolidated results of their operations for the fiscal year and fiscal quarter then ended.

    (h) NO UNDISCLOSED LIABILITIES. Except as set forth in the Reports or on
Section 3.1(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (1) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 28, 1996 included in the Annual Report (the "1996 Balance Sheet"), (2) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1996 Balance Sheet, (3) incurred since December 28, 1996 in the ordinary course of business consistent with past practice, (4) incurred in connection with this Agreement or
(5) which could not reasonably be expected to have a Material Adverse Effect.

    (i) COMPLIANCE WITH LAWS. The business of the Company and each of the Subsidiaries has been operated at all times in material compliance with all applicable statutes, laws, rules, regulations, permits, licenses, orders, injunctions and judgments (collectively, "Laws"), including, without limitation, any applicable Laws regulating environmental matters, immigration, wages and hours, working conditions or health and safety, except for such violations or failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect nor have a material adverse effect on the Financing (as defined herein).

    (j) LITIGATION. Except as disclosed in the Reports, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    (k) COMPANY SCHEDULE 13E-3 AND PROXY MATERIALS. All of the information supplied by the Company for inclusion in the Rule 13e-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") referred to in Section 5.2 hereof will not, on the date the Schedule 13E-3 is first filed with the SEC, and all of the information supplied by the Company for inclusion in the definitive proxy statement (the "Definitive Proxy Statement") referred to in Section 5.2 hereof will not, on the date when the Definitive Proxy Statement is first mailed to the Company's shareholders, and the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information furnished by Parent or Sub for inclusion in the Schedule 13E-3 or the Definitive Proxy Statement (or any amendment or supplement thereto). The Schedule 13E-3 and the Definitive Proxy Statement will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Definitive Proxy Statement, substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

    (l) BOARD RECOMMENDATION. The Company's Board of Directors has (i) recommended that the stockholders of the Company vote for approval and adoption of this Agreement and the Merger, and (ii) taken such other action as shall be necessary to exempt this Agreement and the transactions contemplated hereby from the provisions set forth in (x) Article 6 of the Company's Restated Articles of Organization under the captions "Vote Required for Certain Business Combinations" and "Redemption of Shares" and (y) Article 11 of the Company's Restated By-laws.

    (m) FAIRNESS OPINION. The Company's Board of Directors has received from its financial advisor, NationsBanc Montgomery Securities, Inc. (the "Financial Advisor"), a written opinion, or a verbal opinion to be confirmed in writing prior to the filing with the SEC of the Preliminary Proxy Statement (as defined herein), addressed to it for inclusion in the Schedule 13E-3 and the Definitive Proxy Statement to the effect that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.

    (n) BROKERS. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, other than pursuant to an engagement letter with the Financial Advisor, the terms of which have been disclosed to Parent.

    SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. Parent is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts. Each of Parent and Sub has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

    (b) CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Parent consists of 1,000,000 shares of Common Stock, par value $.01 per share, 100 shares of which are presently issued and outstanding, and 1,000,000 shares of Preferred Stock, par value $.01 per share, no shares of which are presently issued and outstanding. As of the date of this Agreement, the authorized capital stock of Sub consists of 200,000 shares of Common Stock, par value $.01 per share, 1,000 shares of which are presently issued and outstanding, which constitutes all of the issued and outstanding capital stock of Sub. All of the issued and outstanding shares of capital stock of Parent and Sub are validly issued, fully paid and nonassessable.

    (c) AUTHORITY; ENFORCEABILITY; NONCONTRAVENTION. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against such party in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not
(i) violate any of the provisions of the charter documents or By-laws of Parent or Sub, or (ii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clause (ii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the requirements of the Exchange Act, (ii) the filing of the articles of merger with the Massachusetts Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(d) of the Disclosure Schedule.

    (d) FINANCING. Parent and Sub have received and accepted a written commitment or commitments (the "Commitments") from BankBoston, N.A., Fleet National Bank and BancBoston Securities Inc. dated as of February 13, 1998, to provide financing for the transactions contemplated hereby, on or prior to the Closing Date, in an aggregate amount of not less than $77,500,000 (the "Financing"), which Financing is sufficient to consummate the transactions currently contemplated by Section 6.2(c). True and correct copies of the Commitments have been provided to the Company prior to the date hereof.

    (e) SCHEDULE 13E-3 AND PROXY MATERIALS. All of the information to be furnished by Parent or Sub for inclusion in the Schedule 13E-3 and the Definitive Proxy Statement (or any amendment or supplement thereto) will not, in the case of the Schedule 13E-3, on the date it is first filed, and in the case of the Definitive Proxy Statement, on the date it is first mailed to the Company's shareholders, and in the case of the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty regarding information furnished by the Company for inclusion in the Schedule 13E-3 or the Definitive Proxy Statement (or any amendment or supplement thereto). The Schedule 13E-3 will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion in the
Schedule 13E-3, substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

    (f) BROKERS. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Parent or Sub, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, except for fees and expenses payable to BancBoston Securities Inc.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                                PRIOR TO MERGER

    SECTION 4.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall operate, and shall cause each Subsidiary to operate, its business in the ordinary course of business. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company and the Subsidiaries shall not, without the prior written consent of
Parent:

    (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

    (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including under the ESPP, except for the issuance of shares of Common Stock upon exercise of Company Stock Options outstanding prior to the date of this Agreement and disclosed in Section 3.1(c), or take any action that would make the Company's representations and warranties set forth in Section 3.1(c) not true and correct in all material respects;

    (iii) amend its Restated Articles of Organization or Restated By-laws or the comparable charter or organizational documents of any Subsidiary;

    (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein), or form any subsidiaries;

    (v) sell or otherwise dispose of any of its substantial assets, except in the ordinary course of business;

    (vi) make any capital expenditures, enter into leases or agreements for new locations, or make other commitments with respect thereto, except capital expenditures, leases, agreements or commitments (i) set forth on Section 4.1(vi) of the Disclosure Schedule, or (ii) not exceeding $100,000 in the aggregate as the Company may, in its discretion, deem appropriate;

    (vii) (x) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings in the ordinary course under existing lines of credit (or under any refinancing of such existing lines), (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company or (C) in connection with the Financing, or (y) make any loans or advances to any other person, other than routine advances to employees;

    (viii) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or in the ordinary course of business consistent with past practices;

    (ix) merge, amalgamate or consolidate with any other person or entity in any transaction, sell all or substantially all of its business or assets, or acquire all or substantially all of the business or assets of any other person or entity;

    (x) enter into or amend any employment, consulting, severance or similar agreement with any person;

    (xi) change its accounting policies in any material respect, except as required by generally accepted accounting principles; or

    (xii) commit or agree to take any of the foregoing actions.

    SECTION 4.2. OTHER ACTIONS. The Company, Parent and Sub shall not take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions of the Merger set forth in
Article VI not being satisfied.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    SECTION 5.1. MEETING OF STOCKHOLDERS. The Company will promptly take all action necessary in accordance with applicable law and its Restated Articles of Organization and Restated By-laws to duly call, give notice of, and convene a meeting of its stockholders (the "Stockholders' Meeting") to consider and vote upon the adoption and approval of this Agreement and the Merger and all actions contemplated hereby which require approval and adoption by the Company's stockholders; provided, however, that the obligations contained herein shall be subject to the provisions of Section 5.8. Joseph Crugnale shall agree to cause all of the shares of capital stock of the Company held by the Crugnale Group to be voted, either in person or by proxy, in favor of the adoption and approval of this Agreement and the Merger at the Stockholders' Meeting.

    SECTION 5.2. PROXY STATEMENT; SCHEDULE 13E-3.

    (a) The Company will promptly (but in any event within 15 business days from the date of this Agreement or 5 business days from the Company's receipt of its independent auditor's report on the Company's fiscal 1997 financial statements, whichever is later) prepare and file, and the Company will cooperate with Parent in the preparation and filing of, the Schedule 13E-3 with the SEC with respect to the transactions contemplated by this Agreement. In connection with the Stockholders' Meeting contemplated hereby, the Company will promptly (but in any event within 15 business days from the date of this Agreement or 5 business days from the Company's receipt of its independent auditor's report on the Company's fiscal 1997 financial statements, whichever is later) prepare and file, and Parent will cooperate with the Company in the preparation and filing of, a preliminary Proxy Statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") with the SEC and will use its commercially reasonable best efforts to respond to the comments of the SEC concerning the Schedule 13E-3 and the Preliminary Proxy Statement and to cause the Definitive Proxy Statement to be mailed to the Company's stockholders, in each case as soon as reasonably practicable. The Company shall pay the filing fees for the Schedule 13E-3 and the Preliminary Proxy Statement. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger.

    (b) If at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Definitive Proxy Statement, the Company will promptly inform Parent. If at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or Sub or any of their respective Associates or Affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing, that should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Definitive Proxy Statement, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon.

    (c) Parent will furnish to the Company the information relating to Parent and Sub, their respective Associates and Affiliates and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the Financing, which is required to be set forth in the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder. The Company shall cause to be included, (i) as an exhibit to the Preliminary Proxy Statement and the Definitive Proxy Statement, the fairness opinion of the Financial Advisor referred to in Section 3.1(m), and (ii) as an exhibit to the
Schedule 13E-3, any materials delivered to the Company's Board of Directors by the Financial Advisor in connection with the delivery of such fairness opinion which are required under Schedule 13E-3 to be filed as exhibits.

    SECTION 5.3. ACCESS TO INFORMATION; CONFIDENTIALITY. From and after the date hereof, the Company will provide to Parent complete access to the Company's facilities, books and records and shall cause the directors, employees, accountants, attorneys, financial advisors, lenders and other agents and representatives (collectively, "Representatives") of the Company to cooperate fully with Parent and Parent's Representatives in connection with such persons' due diligence investigation of the Company and the Company's assets, contracts, liabilities, operations, records and other aspects of its business (including any environmental investigation of the Company's facilities). Parent shall, and shall cause Parent's Representatives to, keep all information supplied or made available to Parent hereunder in confidence and shall not disclose the same to any party other than its Representatives on a "need to know" basis and only for purposes of evaluating the Merger and the Financing. Parent will not use such information except for evaluating the Merger and in connection with procurement of the Financing. If the Merger is not consummated and this Agreement is terminated in accordance with its terms, Parent shall return any information provided hereunder.

    SECTION 5.4. COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VI.

    SECTION 5.5. FINANCING. Each of Parent and Sub shall use commercially reasonable best efforts to close the Financing on terms consistent with the Commitments or such other terms as shall be satisfactory to them and to execute and deliver definitive agreements with respect to the Financing (the "Definitive Financing Agreements") on or before the Closing Date. Parent and Sub shall use commercially reasonable best efforts to satisfy on or before the Closing Date all requirements of the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than the Company.

    SECTION 5.6. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Effective Time a "Director/officer" of the Company (as defined in Article 7 of the Company's Restated By-laws ("Article 7")), and their heirs and personal representatives (the "Indemnified Parties"), against any and all "Expenses" (as defined in Article 7) incurred in connection with any "Proceeding" (as defined in Article 7) arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any Proceeding which arises out of or relates to the transactions contemplated by this Agreement), to the full extent permitted under Massachusetts law and the Surviving Corporation's Restated By-laws in effect as of the Effective Date or under any indemnification agreement in effect as of the date of this Agreement.

    (b) The Surviving Corporation shall control the defense of any such Proceeding with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Party, provided that the Indemnified Party shall be permitted to participate in the defense of such Proceeding at its own expense; except that the Surviving Corporation shall pay as incurred the reasonable fees and expenses of counsel retained by an Indemnified Party in the event that (i) the Surviving Corporation and the Indemnified Party shall have mutually agreed on the retention of such counsel or
(ii) the named parties to any Proceeding include both the Surviving Corporation and the Indemnified Party and representation of both parties by the same counsel would be inappropriate, in the reasonable opinion of counsel to the Indemnified Party, due to actual or potential differing interests between them; and provided, further, that if any D&O Insurance (as defined in paragraph (c) of this Section 5.6) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company's D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern. Neither Parent nor the Surviving Corporation shall in any event be liable for any settlement effected without its written consent, which consent shall not be withheld unreasonably.

    (c) For a period of not less than six years after the Effective Time, Parent or the Surviving Corporation shall maintain officers' and directors' liability insurance ("D&O Insurance") covering each Indemnified Party who is presently covered by the Company's officers' and directors' liability insurance or will be so covered at the Effective Time with respect to actions or omissions occurring prior to the Effective Time, on terms no less favorable than such insurance maintained in effect by the Company as of the date hereof in terms of coverage and amounts, provided that Parent and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 125% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as may be obtained for such amount.

    (d) The Restated Articles of Organization and Restated By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Restated Articles of Organization and Restated By-laws of the Surviving Corporation as of the Effective Date, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Parent, Sub and the Company agree that all rights existing in favor of any Indemnified Party under any indemnification agreement in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

    (e) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

    SECTION 5.7. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the existence of and transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other party following such consultation, except as may be required by applicable law, regulation or judicial process, and in such case only after reasonable notice to the other party.

    SECTION 5.8. ACQUISITION PROPOSALS. The Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company (or, if applicable, the duly appointed Special Committee thereof) from: (i) furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal by such person if, and to the extent that, the Board of Directors of the Company (or the Special Committee), after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to stockholders under applicable law; (ii) withdrawing or modifying its recommendation referred to in Section 3.1(l) following receipt of a bona fide unsolicited Acquisition Proposal if the Board of Directors of the Company (or the Special Committee), after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law; or (iii) making to the Company's stockholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or taking any other legally required action (including, without limitation, the making of public disclosures as may be necessary or advisable under applicable securities laws); and provided further, however, that, in the event of an exercise of the Company's or its Board of Director's (or the Special Committee's) rights under clause (i), (ii) or (iii) above, notwithstanding anything contained in this Agreement to the contrary, such failure shall not constitute a breach of this Agreement by the Company. The Company shall provide immediate written notice to Parent of the receipt of any such Acquisition

Proposal and of the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or any significant portion of the assets of the Company, or any equity interest in the Company, other than the transactions contemplated hereby.

    SECTION 5.9. STOCKHOLDER LITIGATION. The Company shall give Parent the opportunity to participate, at the expense of Parent, in the defense or settlement of any stockholder litigation against the Company and its Representatives relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

    SECTION 5.10. BOARD ACTION RELATING TO STOCK OPTION PLANS. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option
Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of all outstanding Company Stock Options in accordance with
Section 2.2 and shall make such other changes to the Company Stock Option Plans and the ESPP as Parent deems appropriate to give effect to the Merger, and to terminate such plans as of the Effective Time. Promptly following the termination of the ESPP, the Company or the Surviving Corporation, as the case may be, shall refund to each participant in the ESPP in cash the amount of payroll deductions, if any, then credited to such participant's account under the ESPP in accordance with the provisions of Section 19 of the ESPP.

    SECTION 5.11. CONSENTS AND APPROVALS. As soon as practicable following the date of this Agreement, the Company and Parent shall make all filings required to be made with and seek all consents, approvals, permits and authorizations required to be obtained from, any third parties or Governmental Entities in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the filing of any required notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), the consent of any licensing board or agency governing the sale of alcoholic beverages, the consent of any landlord (or of any other person) at any location leased by the Company or any Subsidiary and any other filing, consent or approval listed on Section 3.1(d) of the Disclosure Schedule. The Company shall pay any required filing fees or other expense in connection therewith; provided that the Company and Parent shall each pay one-half of any filing fees under the H-S-R Act; provided, further, that Parent shall reimburse the Company for such payment in the event that this Agreement is terminated pursuant to
Section 7.1 hereof in any manner which does not entitle Parent to reimbursement from the Company for Expenses as defined in Section 7.2(b)(i).

    SECTION 5.12. 1997 FINANCIAL STATEMENTS. As soon as practicable after the date hereof, and in any event on or prior to February 23, 1998, the Company shall deliver to Parent a draft of the Company's consolidated financial statements, with footnotes, for its fiscal year ended December 27, 1997. As soon as practicable after the date hereof, and in any event on or prior to March 2, 1998, the Company shall deliver to Parent a final copy of the Company's audited consolidated financial statements for such fiscal year, together with the report of Arthur Andersen LLP thereon, prepared in accordance with generally accepted accounting principles applied on a basis consistent with the financial statements set forth in the Reports, and fairly presenting in all material respects the consolidated financial position of the Company as of December 27, 1997, and the consolidated results of the Company's operations and cash flows for such fiscal year. Parent shall be entitled, subject to the confidentiality obligations of Section 5.3 hereof, to provide such draft and final financial statements to its Representatives, including any potential financing sources and their agents and representatives.

    SECTION 5.13. REPAYMENT OF INDEBTEDNESS. Parent shall utilize a portion of the net proceeds of the Financing to repay, satisfy or otherwise discharge, in full, all of the Company's indebtedness to BankBoston, N.A. existing on the Closing Date.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

    SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been adopted and approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock as required under the laws of the Commonwealth of Massachusetts.

    (b) THIRD-PARTY AND GOVERNMENTAL CONSENTS. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any third party or any Governmental Entities, including, without limitation, those set forth in Section 3.1(d) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Sub, and which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect or would prevent consummation of the Merger, shall have been made or obtained (as the case may be).

    (c) NO INJUNCTIONS, RESTRAINTS OR LITIGATION. No temporary restraining order, judgment, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use their best efforts to have any such order or injunction vacated.

    SECTION 6.2. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Section 3.1 that are qualified by materiality shall be true and correct and such representations and warranties of the Company set forth in Section 3.1 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date and except for changes permitted or contemplated by this Agreement, and Parent shall have received an officers' certificate signed on behalf of the Company to the effect set forth in this paragraph.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received an officers' certificate signed on behalf of the Company to such effect.

    (c) FINANCING. On or prior to the Effective Time, Parent and/or Sub shall have received the cash proceeds of the Financing in amounts sufficient to consummate the transactions contemplated hereby pursuant to the terms of the Commitments or such other terms as Parent and the Company shall reasonably agree or as are not materially more onerous than as set forth in the Commitments.

    (d) DISSENTING SHARES. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the number of Dissenting Shares shall constitute no greater than 10% of the total number of shares of Common Stock outstanding immediately prior to the Effective Time, on a fully diluted basis.

    (e) CONSENTS AND APPROVALS. On or prior to the Effective Date, Parent and/or Sub shall have received all of the necessary consents or approvals of Governmental Entities and all third parties in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, unless the failure to obtain such consent or approval would not have a Material Adverse Effect nor have a material adverse effect on the Financing.

    (f) BOARD RECOMMENDATION; FAIRNESS OPINION. At or prior to the Effective Time, the Company's Board of Directors shall not have withdrawn or modified, in a manner adverse to Parent or Sub, its recommendation pursuant to Section 3.1(l), and the Financial Advisor shall not have withdrawn or modified, in a manner adverse to Parent or Sub, its fairness opinion referred to in Section 3.1(m).

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. From and after the date of this Agreement, no event, occurrence, fact, condition, change, damage, destruction, loss or other development shall have occurred that has constituted or resulted in, or would reasonably be expected to constitute or result in, a Material Adverse Effect.

    (h) ABSENCE OF CERTAIN LITIGATION. There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity or third party before any court or governmental regulatory or administrative agency, authority or tribunal (i) which if adversely determined would have a material adverse effect on the Surviving Corporation or the ability of Parent or Sub to perform their obligations hereunder or in connection with the Financing, or (ii) which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger.

    SECTION 6.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date, of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in Section 3.2 that are qualified by materiality shall be true and correct and such representations and warranties of Parent and Sub set forth in Section 3.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date and except for changes permitted or contemplated by this Agreement, and the Company shall have received an officers' certificate signed on behalf of Parent to the effect set forth in this paragraph.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received an officers' certificate signed on behalf of Parent to such effect.

    (c) ABSENCE OF CERTAIN LITIGATION. There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal (i) which if adversely determined would have a material adverse effect on the ability of the Company to perform its obligations hereunder, or (ii) which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger.

    (d) FAIRNESS OPINION. At or prior to the Effective Time, the Financial Advisor shall not have withdrawn its fairness opinion referred to in Section 3.1(m)

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1. TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company: (a) by mutual written consent of Parent and the Company; or (b) by either Parent or the Company: (i) if, upon a vote at the Stockholders Meeting, or any adjournment thereof, the adoption and approval of this Agreement and the Merger by the stockholders of the Company required by Massachusetts law, the Company's Restated Articles of Organization or the terms of this Agreement shall not have been obtained; or (ii) if the Merger shall not have been consummated on or before July 31, 1998, provided that the failure to consummate the Merger is not attributable to the failure of the terminating party to fulfill its obligations pursuant to this Agreement; or
(iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (c) by the Company, if the Board of Directors of the Company shall have approved an Acquisition Proposal after determining, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), that such approval is necessary in the exercise of its fiduciary obligations under applicable law; or (d) by Parent, if the Board of Directors of the Company shall have approved an Acquisition Proposal or withdrawn or modified, in a manner adverse to Parent or Sub, the Board of Director's recommendation pursuant to Section 3.1(l); or (e) by Parent, if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by Parent, or if the Company shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived and the Company shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in Section 6.2 as of the date of such termination; or (f) by the Company, if any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment, and shall not have been waived by the Company, or if Parent or Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived and Parent or Sub, as the case may be, shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in Section 6.3 as of the date of such termination; provided, however, that the party seeking termination pursuant to clause (e) or (f) hereof is not in breach of any of its material representations, warranties, covenants or agreements contained in this Agreement.

    SECTION 7.2. EFFECT OF TERMINATION.

    (a) AGREEMENT VOID. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for agreements contained in Sections 5.3, 7.2 and 8.2; provided, however, that nothing contained in this
Section 7.2 shall relieve any party from liability for any breach of this Agreement or shall relieve the Company from any liability under this Article 7.

    (b) TERMINATION FEE.

        (i) If this Agreement is terminated pursuant to Section 7.1(c) or 7.1(d), pursuant to Section 7.1(e) as a result of a willful breach by the Company, or pursuant to Section 7.1(e) or 7.1(f) as a result of the withdrawal or modification of the Financial Advisor's fairness opinion referred to in Section 3.1(m), then the Company shall (provided that neither Parent nor Sub is then in material breach of its obligations under this Agreement) promptly pay to the Parent in cash an amount equal to the aggregate out-of-pocket costs and reasonable expenses of Parent and Sub in connection with this Agreement and the transactions contemplated hereby, up to an aggregate amount not to exceed $750,000, including, without limitation, commitment, appraisal and other fees relating to the Financing and the reasonable fees and disbursements of accountants, attorneys and investment bankers, whether retained by Parent or by any other person (collectively, "Expenses").

        (ii) In addition to any required payment of Expenses, if this Agreement is terminated pursuant to Section 7.1(c) or 7.1(d), or pursuant to Section 7.1(e) as a result of a willful breach by the Company, then the Company shall (provided that neither Parent nor Sub is then in material breach of its obligations under this Agreement) promptly pay to Parent the sum of $1,500,000 in cash (the "Termination Fee").

       (iii) The sum of the Expenses and the Termination Fee, if any, shall be referred to herein as the "Termination Amount." The rights of Parent to receive the Termination Amount shall be in lieu of any damages remedy or claim by Parent or Sub against the Company for termination of this Agreement pursuant to Section 7.1(c) or 7.1(d), Section 7.1(e) in the event of a willful breach by the Company or pursuant to Section 7.1(f) as a result of the Company's reliance on the condition set forth in Section 6.3(d).

        (iv) Notwithstanding the provisions of Section 7.2(b)(ii) above, if this Agreement is terminated pursuant to Section 7.1(f) as a result of the Company's reliance on the condition set forth in Section 6.3(d) at a time when Parent is ready, willing and able (other than as a result of an inability to consummate the Financing solely because of the withdrawal of the Financial Advisor's fairness opinion referred to in Section 3.1(m)) to proceed with the transactions contemplated hereby but for the withdrawal of such fairness opinion, and within one year after such termination, the Company enters into an agreement relating to an Acquisition Proposal with a person other than Parent or Sub or their Affiliates and Associates, or the Company's Board of Directors recommends or resolves to recommend to the Company's stockholders approval and acceptance of such an Acquisition Proposal, then, upon the entry into such agreement or the making of such recommendation or resolution, the Company shall pay to Parent the Termination Fee.

    (c) ACQUISITION PROPOSAL FOLLOWING TERMINATION. At no time prior to or within one year after termination of this Agreement shall the Company enter into any agreement relating to an Acquisition Proposal with a person other than Parent or Sub or their Affiliates and Associates unless such agreement provides that such person shall, upon the execution of such agreement, pay any Termination Amount due Parent under this Section 7.2 which at that time remains unpaid.

    (d) REASONABLE INDUCEMENT. The parties acknowledge and agree that the provisions for payment of the Termination Amount are included herein in order to reasonably induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement, obtaining the Commitments and the Financing, and consummating the transactions contemplated by this Agreement.

    (e) AUTHORITY TO ACT. Notwithstanding the provisions of this Section 7.2, the Termination Amount shall not be payable as a result of the termination of this Agreement pursuant to the provisions of Section 7.1(e) if the Company's breach giving rise to such right of termination resulted from the actions of Joseph Crugnale taken in his capacity as an officer or director of the Company other than in the ordinary course of business and not at the direction of or with the authorization or approval of the Company's Board of Directors or the Special Committee.

    (f) COSTS OF ENFORCEMENT. Notwithstanding anything to the contrary set forth in this Agreement, in the event Parent and/or Sub is required to file suit to seek all or a portion of the Termination Amount, it shall be entitled, in addition to payment of the Expenses, to payment by the Company of all additional expenses, including reasonable attorneys' fees and expenses, which it incurs in enforcing its rights hereunder.

    SECTION 7.3. AMENDMENT. Subject to the applicable provisions of the MBCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing' signed on behalf of each of the parties.

    SECTION 7.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to
Section 7.2, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 7.5. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3, an extension or waiver pursuant to Section 7.4, or any other approval or consent required or permitted to be given pursuant to this Agreement shall, in order to be effective and in addition to requirements of applicable law, require, in the case of Parent, Sub or the Company, action by its Board of Directors, a duly authorized committee thereof (including, in the case of the Company, the Special Committee), or the duly authorized designee of such Board of Directors or such committee thereof.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    SECTION 8.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties set forth in Article III of this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, Section 5.7.

    SECTION 8.2. FEES AND EXPENSES. Except as provided otherwise in this Agreement, including, without limitation, in Sections 5.2, 5.11 and 7.2, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

    SECTION 8.3. DEFINITIONS. For purposes of this Agreement:

    (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act;

    (b) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

    (c) a "subsidiary" of any person means another person 50% of the equity securities of which are owned directly or indirectly by such first person.

    SECTION 8.4. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or sent by overnight courier (providing proof of delivery) or telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to:                 Ten Ideas, Inc.
                                             14 Audubon Road
                                             Wakefield, Massachusetts 01880
                                             Attn: Joseph Crugnale, President

   with a copy to:                           Posternak, Blankstein & Lund, L.L.P.
                                             100 Charles River Plaza
                                             Boston, Massachusetts 02114
                                             Attn: Donald H. Siegel, P.C.

(b) if to the Company, to:                   Bertucci's, Inc.
                                             14 Audubon Road
                                             Wakefield, Massachusetts 01880
                                             Attn: Board of Directors

   with a copy to:                           Hutchins, Wheeler & Dittmar
                                             101 Federal Street
                                             Boston, Massachusetts 02110
                                             Attn: James Westra, Esq.

    SECTION 8.5. INTERPRETATION. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    SECTION 8.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.7. ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 5.6 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by, such provisions.

    SECTION 8.8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.9. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void, except that Parent may assign this Agreement (i) to any wholly owned subsidiary of Parent or (ii) together with all of the outstanding capital stock of Sub, to an entity organized under the corporate or limited liability laws of a jurisdiction of one of the United States of America, the ownership interests of which entity are substantially identical to the ownership interests of Parent immediately prior to such assignment and which entity specifically and expressly assumes by written agreement the obligations of Parent under this Agreement; in either case without Parent being released from liability hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 8.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without requirement to post a bond) the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

    SECTION 8.11. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                 [Remainder of Page Intentionally Left Blank.]

    IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be executed as an agreement under seal by their respective officers thereunto duly authorized, all as of the date first written above.

           BERTUCCI'S, INC.

By:        /s/ NORMAN S. MALLETT
           -----------------------------------------
           Norman S. Mallett
           Vice President-Finance, Treasurer and
           Chief Financial Officer

           TEN IDEAS, INC.

By:        /s/ JOSEPH CRUGNALE
           -----------------------------------------
           Joseph Crugnale
           President and Treasurer

           TEN IDEAS ACQUISITION CORP.

By:        /s/ JOSEPH CRUGNALE
           -----------------------------------------
           Joseph Crugnale
           President and Treasurer

           Agreed to solely as to the provisions of Sections 1.8 and 5.1 hereof applicable to the undersigned:

           /s/ JOSEPH CRUGNALE
           -----------------------------------------
           Joseph Crugnale